Exhibit 10.6

Deed

Amending Deed

Sayona Mining Limited

Canaccord Genuity (Australia) Limited

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

Herbert Smith Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Amending Deed	Contents 1

Amending Deed

Date ► 23 April 2025

Between the parties

Issuer	Sayona Mining Limited ACN 091 951 978 of Level 28, 10 Eagle Street, Brisbane QLD 4000

Lead Manager	Canaccord Genuity (Australia) Limited ABN 19 0750 714 66 of Level 62, 25 Martin Place, Sydney NSW 2000

Recitals
1     The parties entered into a Placement Agreement on 19 November 2024 (Placement Agreement) in relation to the Issuer’s Placement.

2     The Issuer proposes to undertake a share consolidation in accordance with section 254H of the Corporations Act (Consolidation).

3     The Consolidation may occur prior to the Conditional Settlement Date and where it does, the parties intend that the Conditional Placement Shares and Issue Price as it relates to the Conditional Placement Shares only set out in the Placement Agreement will be amended accordingly.

4     The Issuer also intends to enter into an amendment to the Merger Agreement and to the RCF Subscription Agreement in connection with, amongst other things, the Consolidation.

5     The parties agree to amend the Placement Agreement in the manner set out in this deed.

This deed witnesses as follows:

Amending Deed	page 1

1	Definitions, interpretation and deed components

1.1	Definitions

In this deed, a word or phrase defined in the Placement Agreement has the same meaning as in the Placement Agreement unless otherwise defined.

1.2	Interpretation

In this deed:

(a)	headings and sub-headings are for convenience only and do not affect interpretation;

(b)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(c)	a reference to "$" or “A$” is to Australian currency; and

(d)	all references to time are to official time in Sydney, New South Wales.

2	Amendment to Placement Agreement

2.1	Condition to amendment

(a)
Consolidation Effective Time refers to the time as of which the Issuer’s shareholders’ register has been updated to reflect the Consolidation, or such earlier time with effect on and from which, in accordance with applicable law or the practices of the ASX, the Conditional Placement Shares are to be issued on a post-Consolidation basis.

(b)	The amendments in clause 2.2(b) of this deed are conditional on, and do not become binding unless and until, the Consolidation Effective Time has occurred.

2.2	Amendment

(a)	With effect on and from the date of this deed, the Placement Agreement is amended as follows:

(1)	the following definition is inserted into clause 12:

Merger Agreement Amendment means the Amendment No. 1 to the Merger Agreement proposed to be entered into between Issuer, Shock MergeCo Inc. (registered in Delaware with file no. 7695320) and Merger Counterparty on or about the date of this deed.

(2)	the following paragraph is inserted immediately prior to clause 10:

The parties agree and acknowledge that the Merger Amendment Agreement does not constitute a material variation of the Merger Agreement for the purposes of the termination event in clause 9(a)(i) or for any other purpose under the Placement Agreement and no consents, approvals, rights, obligations or similar are created or enlivened under this Placement Agreement as a result of the Merger Amendment Agreement.

Amending Deed	page 2

(b)	Subject to clause 2.1(b), with effect on and from the Consolidation Effective Time:

(1)	the following definition is inserted into clause 12 of the Placement Agreement:

Consolidation Ratio means 1:1, or if prior to Tranche Completion the shareholders of the Issuer approve a share consolidation by the requisite majority, the ratio of the share consolidation as set out or referred to in the resolution approving the share consolidation.

(2)	sub-clause 1.1(b)(i) and (ii) are deleted in their entirety and replaced with the following:

(b)
a conditional placement of the number of new Shares that is equal to 2,156,250,000 Shares consolidated for the Consolidation Ratio (Conditional Placement Shares) at the Issue Price (as defined in clause 1.8(a)) to certain institutional, professional and sophisticated investors (Conditional Placement), subject to:

(i)	Closing occurring under the Merger Agreement; and

(ii)	the shareholders of the Issuer having first approved (by appropriate majority) in a general meeting, the Conditional Placement for all purposes (Issuer’s Member’s Approval).

(3)	sub-clause 1.8(a) is deleted in its entirety and replaced with the following:

(a)	The Issue Price for each Initial Placement Share is A$0.032 and for each Conditional Placement Share is the amount of A$0.032 adjusted in inverse proportion to the Consolidation Ratio.

2.3	Amendments not to affect validity, rights, obligations

(b)	This deed is intended only to vary the Placement Agreement and not to terminate, discharge, rescind or replace it.

(c)	The amendments to the Placement Agreement do not affect the validity or enforceability of the Placement Agreement.

(d)	Nothing in this deed:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Placement Agreement before the date of this deed; or

(2)	discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Placement Agreement before the date of this deed.

2.4	Confirmation

On and with effect from the date of this deed, each party is bound by the Placement Agreement as amended by this deed.

Amending Deed	page 3

2.5	Acknowledgement

Each party acknowledges that this deed is issued in accordance with the Placement Agreement.

3	General

3.1	Governing law

The governing law provision set forth in clause 15 of the Placement Agreement applies to this deed as if set out in full in this deed and as if the first reference in that clauses to ‘this Placement Agreement’ were to ‘this deed’.

3.2	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

3.3	Counterparts

(b)	This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(c)	Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

Amending Deed	page 4

Signing page

Executed as a deed

Issuer

Signed sealed and delivered by Sayona Mining Limited by

sign here ►	/s/ Dylan Darbyshire-Roberts	sign here ►	/s/ Lucas Dow
	Company Secretary		Director

print name	Dylan Darbyshire-Roberts	print name	Lucas Dow

Lead Manager

Signed sealed and delivered by Canaccord Genuity (Australia) Limited by

sign here ►	/s/ Marcus Freeman	sign here ►	/s/ David Barlow
	Company Secretary/Director		Director

print name	Marcus Freeman	print name	David Barlow

Amending Deed	page 5